Exhibit 99.1
American Campus Communities Acquires Four Properties Containing 2,639 Beds
AUSTIN, Texas—(BUSINESS WIRE)—February 22, 2007—American Campus Communities, Inc. (NYSE:ACC) today announced that it has completed the acquisition of four off-campus student housing properties totaling 2,639 beds in two separate transactions with a combined total purchase price of $127.6 million.
In the first transaction, the company acquired three student housing properties containing 1,887 beds for a total purchase price of $102.0 million. The properties opened for occupancy in August 2005 and are located within 0.2 miles of their respective campuses, offering pedestrian access. The properties are:
•	Newtown Crossing, University of Kentucky, Lexington, 858 beds

•	Olde Towne University Square, University of Toledo, Ohio, 550 beds

•	Peninsular Place, East Michigan University, Ypsilanti, 479 beds
The properties are the premier student housing product in their markets, offering student-oriented amenities, including swimming pools, state-of-the-art fitness centers, game rooms with billiards, computer labs and tanning beds.
As part of the transaction, the company assumed $70.7 million in fixed-rate mortgage debt with a weighted average annual interest rate of 5.7 percent and an average remaining term to maturity of 8.3 years. The transaction also includes the pre-sale of an additional phase at Newtown Crossing containing 84 beds currently under construction for $4.6 million, subject to the satisfaction of certain conditions. The completion of the additional phase is expected in August 2007.
In a separate transaction, the company also acquired the Courtyard by Pyramid, a 752-bed off-campus student community in Huntington, West Virginia for $25.6 million. The property, built in 1999 with an additional phase completed in 2006, is located less than 0.3 miles from Marshall University and offers pedestrian access to campus. Courtyard is the only off-campus purpose-built student housing complex located in Huntington that features a full student-oriented amenity package, which includes a swimming pool, sand volleyball court, fitness center, game room with billiards and computer lab. The company plans to reposition the property by improving property operations and investing more than $1.2 million in capital upgrades and improvements. The community has been renamed The Village on Sixth.
As part of the transaction, the company assumed two fixed-rate mortgage loans, which includes one for $16.2 million with an annual interest rate of 5.5 percent and 7.4 years to maturity and the second loan for $1.4 million with an annual interest rate of 6.6 percent and 9.7 years to maturity.
“We are very pleased to be expanding our existing portfolio with four high-quality properties that adhere to our disciplined investment strategy,” said Bill Bayless, ACC CEO. “Each new community is located within walking distance to campus, offers a differentiated product within each market, and is located in a submarket that contains barriers to entry.”
About American Campus Communities
     American Campus Communities, Inc. is one of the largest developers, owners and managers of high-quality student housing communities in the United States. The company is a fully integrated, self-managed and self-administered equity real estate investment trust (REIT) with expertise in the design, finance, development, construction management, leasing and management of student housing properties. American Campus Communities owns and manages a portfolio of 42 student housing communities containing approximately 26,400 beds. Including its owned properties, the company provides management and leasing services at a total of 57 properties with approximately 35,700 beds located on or near college and university campuses. Additional information is available at www.americancampuscommunities.com.
Forward-Looking Statements
     This news release contains forward-looking statements, which express the current beliefs and expectations of management. Except for historical information, the matters discussed in this news release are forward-looking statements and can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause our future results, performance or achievements to differ significantly from the results, performance or achievements expressed or implied by such forward-looking statements.
CONTACT: American Campus Communities, Inc., Austin
Gina Cowart, 512-732-1000